[Letterhead of Robert E. Low]


                                  April 5, 2000


Via Overnight Delivery

Corporate Secretary
KLLM Transport Services, Inc.
135 Riverview Drive
Richland, Mississippi  39218

The Prentice-Hall Corporation System, Inc.
  as Registered Agent of KLLM Transport Services, Inc.
1013 Centre Road
Wilmington, Delaware

Ladies and Gentlemen:

         I am a stockholder of record of 100 shares of Common Stock, par value $1.00 per share, including the associated rights to purchase preferred stock ("Common Stock"), of KLLM Transport Services, Inc., a Delaware corporation (the "Company"). I also beneficially own 539,500 shares of Common Stock.

         Pursuant to Section 220 of the Delaware General Corporation Law, I hereby demand that at a time not later than the opening of business on April 13, 2000 you make available for inspection and copying the Company's stock ledger and a list of stockholders dated as of March 17, 2000.

         In addition to and as part of the foregoing demand, I hereby request:

         (a) A list of the record holders of the Company, dated as of March 17, 2000 and certified by the Company or its transfer agent, showing the names and addresses of each record holder of the Company and their stockholdings.

         (b) A magnetic computer tape list of the stockholders of the Company as of March 17, 2000 showing the names, addresses and number of shares of Common Stock held by such stockholders, together with such computer processing data as is necessary for me to make use of such magnetic computer tape for verification purposes.

         (c) All information in or which comes into the Company's possession or control, or which can reasonably be obtained from brokers, dealers, banks, clearing agencies or voting trustees or their nominees concerning the names, addresses and number of shares of Common Stock held by the participating brokers and banks named in the individual nominee names of Cede & Co., Pacific & Co., Kray & Co., Philadep, DLJ and other similar nominees, and a list or lists containing the name, address and number of shares of Common Stock attributable to any participant in any Company employee stock ownership or comparable plan in which the decision regarding the voting of Common Stock held by such plan is made, directly or indirectly, individually or collectively, by the participants in the plan.

         (d) All information in or which comes into the Company's possession or control, or which can reasonably be obtained from brokers, dealers, banks, clearing agencies or voting trustees relating to the names of the beneficial owners of shares of Common Stock "NOBO's") in the format of a printout in descending order balance.

         I will bear the reasonable costs incurred by the Company (including those of its transfer agent) in connection with the production of the above information.

         The purpose of this demand is to enable me to communicate with my fellow Company stockholders on matters relating to our mutual interests as stockholders including the solicitation of written consents for the removal of the Company's current Board of Directors.

         I hereby designate and authorize Steven D. Crawford and Gallop, Johnson & Neuman, L.C., their respective partners, officers and employees, and any other persons to be designated by me, acting together, singly or in combination, to conduct, as my agents, the inspection and copying herein requested.

         Please advise Steven D. Crawford (800-848-4560) immediately whether you will voluntarily supply the requested information or when and where the items demanded above will be readily available to me.

                                          Very truly yours,

                                          /s/ Robert E. Low

                                          Robert E. Low

                              OATH OF ROBERT E. LOW

STATE OF MISSOURI                   )
                                    )   SS.
COUNTY OF GREENE                    )


         I, Robert E. Low, do solemnly swear that (i) the above signature is my original signature and (ii) the purposes set forth in the letter above are the actual purposes of my request and all statements made in such letter are truthful and accurate.


                                             /s/ Robert E. Low
                                             -----------------------------------
                                             Robert E. Low

         Subscribed and sworn to before me this 5th day of April 2000.


                                             /s/ Verna Bailey
                                             -----------------------------------
                                             Notary Public

         My Commission Expires:   1/23/03
                                  -------



Signed Copy Received by:

KLLM Transport Services, Inc.


By:  The Prentice-Hall Corporation System, Inc.,
         as Registered Agent


     ----------------------------------------
     By:
     Name:
     Title:


Date: ______________________________